May 2026

Pricing Supplement No. 16,099

Registration Statement Nos. 333-293641; 333-293641-01

Dated May 26, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities — Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the common stock of Apple Inc. (the “underlying stock”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a payment at maturity that may be significantly less than the face amount and have the terms described in the accompanying product supplement for principal at risk securities and prospectus, as supplemented or modified by this document. At maturity:

￭If the price of the underlying stock has increased, investors will receive the face amount plus a positive return equal to 100% of the percentage increase in the price of the underlying stock from the starting price, subject to a maximum return at maturity of 132.10% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $2,321.00 per security.

￭If the price of the underlying stock has decreased, but the decrease is not more than the buffer amount of 25%, investors will receive the face amount.

￭If the price of the underlying stock decreases by more than the buffer amount of 25%, investors will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the underlying stock from the starting price in excess of the buffer amount of 25%.

￭Investors may lose up to 75% of the face amount of the securities.

￭The securities are for investors who seek an equity-based return and who are willing to risk their investment and forgo current income and upside above the maximum return in exchange for the participation rate and buffer features that in each case apply to a limited range of performance of the underlying stock.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, the underlying stock.

The current estimated value of the securities is $918.50 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 3.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$43.70	$956.30
Total	$2,962,000	$129,439.40	$2,832,560.60

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $43.70 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $35.00 per security, and WFA may receive a distribution expense fee of $1.20 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $3 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 1, 2033, subject to postponement if the calculation day is postponed*
Underlying stock:	The common stock of Apple Inc. (the “Underlying company”) (Nasdaq symbol: AAPL)
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending price is greater than the starting price:

$1,000 plus the lesser of

(i)[$1,000 × stock return × participation rate], and

(ii)the maximum return

●If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

$1,000

●If the ending price is less than the threshold price:

$1,000 plus [$1,000 × (stock return + buffer amount)]

If the ending price is less than the threshold price, you will receive less, and up to 75% less, than the face amount of your securities at maturity.

Stock return:	ending price – starting price starting price
Participation rate:	100%
Starting price:	$308.33, which is the stock closing price on the pricing date
Stock closing price:

With respect to the underlying stock, stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement for principal at risk securities.

Ending price:	The “ending price” will be the stock closing price on the calculation day.
Calculation day:	May 26, 2033**
Threshold price:	$231.2475, which is equal to 75% of the starting price
Buffer Amount:	25%
Maximum return:	The “maximum return” is 132.10% of the face amount per security ($1,321.00 per security). As a result of the maximum return, the maximum maturity payment amount is $2,321.00 per security.
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	May 26, 2026
Original issue date:	May 29, 2026 (3 business days after the pricing date)
CUSIP / ISIN:	61781FE33 / US61781FE333
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

May 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $918.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum return, the participation rate and the threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

May 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Investor Considerations

The Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033 (the “securities”) can be used:

￭as an alternative to direct exposure to the underlying stock that provides returns for a certain range of positive performance of the underlying stock, subject to the maximum return;

￭to potentially outperform the underlying stock in a moderately bullish scenario

￭to achieve similar levels of upside exposure to the underlying stock as a direct investment while using fewer dollars by taking advantage of the participation rate, subject to the maximum return; and

￭to obtain a buffer against a specified level of negative performance in the underlying stock.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭are unwilling to accept the risk that the ending price may decrease by more than the buffer amount of 25% from the starting price, resulting in a loss of some or a significant portion of the initial investment;

￭seek uncapped exposure to the upside performance of the underlying stock ;

￭seek full return of the face amount of the securities at maturity;

￭seek current income from their investments;

￭seek exposure to the underlying stock but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement and tax supplement for risks related to an investment in the securities. For more information about the underlying stock, please see the section titled “Apple Inc. Overview” below.

May 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

May 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	100%
Threshold price:	75% of the starting price
Maximum return:	132.10% of the face amount ($1,321.00 per security)

Securities Payoff Diagram

May 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying stock relative to the starting price. We cannot predict the ending price on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying stock. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement for principal at risk securities, the amount you will receive per $1,000 face amount of securities at maturity will be the maturity payment amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	Approximately 7 years
Hypothetical starting price:	$100.00
Threshold price:	$75.00 (75% of the hypothetical starting price)
Participation rate:	100%
Maximum return:	132.10% of the face amount ($1,321.00 per security)

*The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price is set forth under “Final Terms” above. For historical data regarding the actual closing prices of the underlying stock, see the historical information set forth herein.

Example 1 — The stock closing price increases from a starting price of $100.00 to an ending price of $110.00.

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × stock return × participation rate
$1,000 × 10% × 100%
= $100.00, and

(ii)the maximum return of $1,321.00

On the maturity date, you would receive the maturity payment amount equal to $1,100.00 per $1,000 face amount of securities, resulting in a total return on the securities of 10%.

Example 2 — The stock closing price increases from a starting price of $100.00 to an ending price of $300.00.

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × stock return × participation rate
$1,000 × 200% × 100%
= $2,000.00, and

(ii)the maximum return of $1,321.00

On the maturity date, you would receive the maturity payment amount equal to $2,321.00 per $1,000 face amount of securities (which is the maximum maturity payment amount), resulting in a total return on the securities of 132.10%. The appreciation potential of the securities is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the starting price, because the maturity payment amount will be limited to 232.10% of the face amount for the securities, any increase in the ending price over the starting price by more than 132.10% of the starting price will not further increase the return on the securities.

Example 3 — The stock closing price decreases from a starting price of $100.00 to an ending price of $95.00.

Because the hypothetical ending price is less than or equal to the hypothetical starting price but greater than or equal to the hypothetical threshold price, the maturity payment amount would equal:

$1,000

Because the hypothetical ending price is less than or equal to the hypothetical starting price but greater than or equal to the hypothetical threshold price, you would receive the maturity payment amount equal to $1,000 per $1,000 face amount of securities, resulting in a total return on the securities of 0%.

May 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Example 4 — The stock closing price decreases from a starting price of $100.00 to an ending price of $50.00.

Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount of 25%, you would lose a significant portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (stock return + buffer amount)]

$1,000 + [$1,000 × (-50% + 25%)]

= $750.00

Because the ending price is less than the threshold price on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the stock closing price in excess of the buffer amount of 25%. Therefore, the maturity payment amount is equal to $750.00 per $1,000 face amount of securities, resulting in a total loss on the securities of 25%.

If the ending price is less than the threshold price on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the stock closing price in excess of the buffer amount of 25%. You may lose up to 75% of the face amount of your securities at maturity.

May 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Underlying Stock*	Performance of the Securities
Ending Price	Percentage Change from the Starting Price to the Ending Price	Maturity Payment Amount	Return on Securities(1)
$500.00	400.00%	$2,321.00	132.10%
$400.00	300.00%	$2,321.00	132.10%
$350.00	250.00%	$2,321.00	132.10%
$300.00	200.00%	$2,321.00	132.10%
$250.00	150.00%	$2,321.00	132.10%
$232.10	132.10%	$2,321.00	132.10%
$200.00	100.00%	$2,000.00	100.00%
$150.00	50.00%	$1,500.00	50.00%
$100.00(2)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$70.00	-30.00%	$950.00	-5.00%
$60.00	-40.00%	$850.00	-15.00%
$50.00	-50.00%	$750.00	-25.00%
$40.00	-60.00%	$650.00	-35.00%
$30.00	-70.00%	$550.00	-45.00%
$20.00	-80.00%	$450.00	-55.00%
$10.00	-90.00%	$350.00	-65.00%
$0.00	-100.00%	$250.00	-75.00%

*The underlying stock excludes cash dividend payments on the underlying stock.

(1)The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(2)The hypothetical starting price

May 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest, and you will receive less, and up to 75% less, than the face amount of your securities at maturity if the ending price is less than the threshold price. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending price is less than the threshold price, which is 75% of the starting price, you will receive less, and up to 75% less, than the face amount of your securities at maturity. Investors may lose some or a significant portion of their investment in the securities.

￭The appreciation potential of the securities is limited by the maximum return. The appreciation potential of the securities is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the starting price, because any positive return on the securities will be limited to the maximum return of 132.10% of the face amount for the securities, any increase in the ending price over the starting price by more than 132.10% of the starting price will not further increase the return on the securities.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock, dividend rates on the underlying stock, interest and yield rates in the market, the time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or equities markets generally and which may affect the ending price, the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Apple Inc. Overview” below. You may receive less, and up to 75% less, than the face amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the stock closing price at any time other than the calculation day. The ending price will be based on the stock closing price on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying stock increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the price of the underlying stock prior to such decrease. Although the actual price of the underlying stock on the maturity date or at other times during the term of the securities may be higher than the ending price, the maturity payment amount will be based solely on the stock closing price on the calculation day.

May 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

￭Investing in the securities is not equivalent to investing in the underlying stock. Investing in the securities is not equivalent to investing in the underlying stock. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the threshold price and the ending price and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events,” “—Adjustment Events,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day,” “Alternate Exchange Calculation in Case of an Event of Default” and related definitions in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

May 2026 Page 11

Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase the price at or above which the underlying stock must close on the calculation day so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the price of the underlying stock on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying stock to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Stock

￭No affiliation with Apple Inc. Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

￭We may engage in business with or involving Apple Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests and thus may acquire non-public information about Apple Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc. which may or may not recommend that investors buy or hold the underlying stock.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the calculation day. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before the calculation day, this may decrease the ending price to be less than the threshold price (resulting in a loss of some or all of your investment in the securities), materially and adversely affecting your return.

￭Historical closing prices of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the securities. No assurance can be given as to the price of the underlying stock at any time, including on the calculation day, because historical closing prices of the underlying stock do not provide an indication of future performance of the underlying stock.

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Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Apple Inc. Overview

Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-36743 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

The following graph sets forth the daily closing prices of the underlying stock for each quarter in the period from January 1, 2021 through May 26, 2026. The closing price of the underlying stock on May 26, 2026 was $308.33. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The historical closing prices of the underlying stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying stock at any time, including on the calculation day.

Common Stock of Apple Inc. – Daily Closing Prices January 1, 2021 to May 26, 2026

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of Apple Inc. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $43.70 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $35.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

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Morgan Stanley Finance LLC

Market Linked Securities —Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due June 1, 2033

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $3 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, the tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the tax supplement or in the prospectus.

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